Exhibit 99.1

For release: October 16, 2006, 1:00 am EDT	Contact:	Mark Rittenbaum
503-684-7000
Greenbrier to acquire Meridian Rail Holdings Corp. for $227.5 million in cash; acquisition expected to be immediately accretive to earnings
     Lake Oswego, Oregon, October 16, 2006 — The Greenbrier Companies [NYSE:GBX] announced today that it has entered into a definitive agreement to acquire the stock of Meridian Rail Holdings Corp., which principally conducts business under the name Meridian Rail Services (“Meridian”), from Stamford, CT based private equity firm, Olympus Partners. The purchase price of the acquisition will be $227.5 million in cash, plus or minus working capital adjustments. The acquisition is subject to customary closing conditions and is expected to close within the next 30 days. It is expected to be immediately accretive to Greenbrier’s fiscal 2007 earnings.
     Meridian is a leading supplier of wheel maintenance services to the North American freight car industry, with over 25 years’ experience. Operating from six strategically located wheel facilities, Meridian supplies replacement wheel sets and axle services to approximately 170 freight car maintenance locations where worn or damaged wheels, axles, or bearings are replaced. Meridian also operates a coupler reconditioning facility and performs railcar repair at one of its wheel services facilities.
     With the addition of Meridian’s facilities, Greenbrier believes its expanded network of 10 strategically located wheelshops and 20 repair, refurbishment and replacement parts facilities provides a competitive advantage and economies of scale. The combined entities will become the largest wheel service network and one of the largest purchasers of wheels in North America. Together, the two companies’ facilities will create an end-to-end shop network spanning much of the continental United States and Mexico.
     As network partners over the past seven years, Meridian and Greenbrier have provided certain customers total wheel set inventory management, utilizing proprietary, web-enabled transaction and reporting systems. Through these systems, Meridian’s and Greenbrier’s customers realize freight as well as administrative savings on all types of components and procured items. Customers include various Class 1 railroads, the largest of which is Union Pacific Railroad which, over the past seven years, has outsourced all wheel services to Meridian in partnership with Greenbrier.
     Over the last 12 months Meridian has generated approximately $225 million in revenues. Headed by chief executive officer, Rick Turner, Meridian will maintain its current management team
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and a workforce of approximately 300 personnel. Mr. Turner will become president of Greenbrier’s Wheel Services group, reporting to Tim Stuckey, president of Greenbrier’s Rail Services group.
     William A. Furman, Greenbrier’s president and chief executive officer, said, “The Meridian acquisition further reinforces Greenbrier’s strategy to distinguish itself within the rail industry with an integrated, diversified business model. The acquisition, along with our recent acquisition of Railcar America, supports our strategy to continue to grow our railcar repair, refurbishment, maintenance and replacement parts businesses, which are less cyclical and higher margin than our new railcar manufacturing business. In North America, large customers in rail transportation are moving towards relationships with fewer suppliers who can provide a comprehensive set of freight railcar products and support services. The increased emphasis by railroads on velocity and efficient capacity utilization will bring rapid change and favor Greenbrier’s business model.”
     Furman continued, “We believe with our integrated business strategy and an expanded network of 30 repair shops, wheel service centers, and replacement parts locations, there will be meaningful economies of scale, as well as significant revenue synergies and opportunities to grow our overall business. As an example, our parts business now consists of wheel sets, axles, boxcar doors and roofs, end of car cushioning units, sideframes, bolsters, couplers, and yokes. We can now provide a more robust and comprehensive set of parts and services throughout our repair shop network, our new car manufacturing business, and by serving our owned and managed fleet of 145,000 railcars. Similarly, we can also maximize value from recycled parts on railcars which we reengineer, repair or refurbish.”
     Furman concluded, “The rail freight industry in North America currently consumes approximately 1.5 million wheels a year, and replacement demand has been growing steadily for many years, even during railroad industry downturns. We expect demand for wheel services to remain strong. Demand is forecast to grow in the foreseeable future, driven by fundamental economic forces that have driven growth in rail traffic, strong equipment utilization, increased pressure on railroad service design, and wear and tear on rolling stock. Following the Meridian acquisition, Greenbrier’s Rail Services group is expected to generate close to $400 million in annual revenues, nearly 4 times greater than fiscal 2006.”
     Tim Stuckey, president of Greenbrier’s Rail Services group, added, “Meridian and Greenbrier have been long-standing partners in the wheel services business, serving key freight car customers, such as Union Pacific Railroad, together over the past seven years. Meridian and Greenbrier will continue to provide Union Pacific almost 130,000 wheel sets per year under a multi-year contract. We are excited to have Rick Turner and the rest of the Meridian team join Greenbrier, bringing their exceptional wheel shop capabilities to our Rail Services group.”
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     Mark Rittenbaum, senior vice president and treasurer of Greenbrier, noted, “Concurrent with this acquisition, Greenbrier will increase its revolving line of credit with a $275 million, five-year facility, led by Bank of America, to support this acquisition and provide additional liquidity. As part of our financing strategy, we intend to monetize some of our railcar leasing investments in fiscal 2007, as we reinvest these proceeds in recent acquisitions. We remain confident about Greenbrier’s strong financial position, and its ability to generate significant operating cash flow and earnings growth potential. In the near term, we will continue to focus on integrating our recent acquisitions, while also selectively seeking opportunities to grow our business, both organically and through acquisition.”
     With over 25 years of experience in the rail industry, Meridian Rail Services supplies both new and reconditioned wheel sets to railroads, maintenance centers and repair shops across the U.S. and Mexico. Headquartered in Birmingham, Alabama, Meridian operates six full service freight car wheel facilities in Chicago Heights, IL; Corsicana, TX; Kansas City, KS; Lewistown, PA; San Bernardino, CA; and Mexico City, Mexico. Meridian also operates a coupler reconditioning facility in Chicago, IL and a car repair facility in Mexico City, Mexico. Greenbrier operates four full service freight car wheel facilities in Tacoma, WA; Pine Bluff, AR; Portland, OR; and Sahagun, Mexico.
     The Greenbrier Companies (www.gbrx.com), headquartered in Lake Oswego, OR, is a leading supplier of transportation equipment and services to the railroad industry. The Company builds new railroad freight cars in its manufacturing facilities in the U.S., Canada, and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 30 locations (post Meridian acquisition) across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,000 railcars, and performs management services for approximately 136,000 railcars.
     Based in Stamford, CT, Olympus Partners (www.olympuspartners.com) is a leading private equity firm managing $1.7 billion of capital on behalf of corporate pension funds, endowment funds and state-sponsored retirement programs. Olympus emphasizes investments in family businesses, industries in upheaval and orphaned corporate divisions.
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     The Greenbrier Companies will host a conference call to discuss the Meridian acquisition. Teleconference details are as follows:
Monday, October 16, 2006
8:00 am Pacific Daylight Time
Phone #: 210-234-0041, Password: “Greenbrier”
     Listeners can access the Webcast and accompanying Power Point presentation by logging onto the company’s website, at www.gbrx.com. The Webcast will also be archived on the website for 30 days.
     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, actual future costs and the availability of materials and a trained workforce; steel price increases and scrap surcharges; changes in product mix and the mix between manufacturing and leasing & services segment; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment; all as may be discussed in more detail under the heading “Forward Looking Statements” on pages 3 through 4 of Part I of our Annual Report on Form 10-K for the fiscal year ended August 31, 2005. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.
     EBITDA is not a financial measure under GAAP. We define EBITDA as earnings from operations before special charges, interest and foreign exchange, taxes, depreciation and amortization. We consider net cash provided by operating activities to be the most directly comparable GAAP financial measure. EBITDA is a liquidity measurement tool commonly used by rail supply companies and we use EBITDA in that fashion. You should not consider EBITDA in isolation or as a substitute for cash flow from operations or other cash flow statement data determined in accordance with GAAP. In addition, because EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.
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